Exhibit 99

P. O. BOX 10 ● MARTINS FERRY, OHIO 43935 ● Phone: 740/633-BANK	Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM		November 17, 2016

United Bancorp, Inc. Declares a Quarterly Cash Dividend of $0.11 per Common Share Producing a Forward Yield of 4.04% and Announces a Special Dividend Payment of $0.05 per Common Share

MARTINS FERRY, OHIO ◆◆◆ On November 16, 2016, the Board of Directors of United Bancorp, Inc. (UBCP) declared a fourth quarter cash dividend of $0.11, which is payable on December 20, 2016, to shareholders of record on December 9, 2016. At this level, the regular cash dividend produces a forward yield of 4.04% based on the market value at the most recent quarter end and represents an increase during the current year of $0.05, or 13.51%, over the regular cash dividend payout in 2015.

In addition to this regular cash dividend payment, the Board of Directors of United Bancorp, Inc. approved a special dividend of $0.05 per common share, which will be payable on December 30, 2016, to shareholders of record on December 9, 2016. The United Bancorp, Inc. Board of Directors approved this special cash dividend based on the Company’s solid earnings and strong capital position. With the regular cash dividend and this special dividend payout, United Bancorp, Inc. will pay total cash dividends of $0.47 per common share in 2016.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $425.5 million and total shareholder’s equity of $42.8 million as of September 30, 2016. Through its single bank charter with its eighteen banking offices, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens and Fairfield and through its Citizens Bank Division serves the Ohio Counties of Belmont, Carroll, Harrison, Jefferson and Tuscarawas. In addition, the Bank expanded its geographic footprint during this most recent quarter by opening a Loan Production Office in Wheeling, West Virginia. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109. Please visit our website www.unitedbancorp.com for more information.